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[LETTERHEAD OF CONGRESS FINANCIAL]

                                                             EXHIBIT 99.D6

June 18, 1996       Supercedes June 17th Letter
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Mr. J. Miles Branagan, Chairman & CEO
Mr. Thomas M. Hein, Vice President & CFO
MDT Corporation
1009 Slater Road, Suite 900
Stratford Hall
Morrisville, North Carolina 27560


Gentlemen:

You have provided us with certain information and have discussed with us the current and future needs for the financing of MDT Corporation and its subsidiaries or affiliates (the "Company").

In connection therewith, we are pleased to submit our proposal to provide a secured line of credit of up to $37,500,000 to the Company (the "Credit Line") to be used to payoff your secured bank loans and for future working capital. Our proposed loans shall be secured by valid first and only liens on all of the assets of the Company, tangible and intangible, (except the Mercersburg plant which is subject to an industrial Revenue Bond with a balance of approximately $236,000 on which plant we shall have a second lien, and except for leased equipment).

The exact structure and terms of the proposed Credit Line cannot be precisely stated until the completion of our field examinations and credit investigations; however, we envision that the following general structure and lending formulas will apply:

1.   REVOLVING LINE OF CREDIT
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     A.   Amount:  Revolving loans of up to $37,500,000 (less the outstanding
          ------
          balance of the term loan) based upon the lending formulas, and subject to the sublimits and other terms described below.

     B.   Lending Formulas:
          ----------------

     i.   Accounts: Loans of up to eighty-five percent (85%) of the net amount
          --------
          of eligible accounts receivable of the Company. Eligible accounts receivable and the net amounts thereof will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible accounts receivable will exclude accounts which are unpaid more than one-hundred twenty (120) days past the original invoice date thereof, accounts owed by an account debtor which has more than fifty percent (50%) of the



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          aggregate amount thereof unpaid more than one-hundred twenty (120)
          days past the original invoice date thereof, retainage, billings on service contracts to-be-rendered, contra accounts, poor credits, employee or affiliate receivables, and those other accounts which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us.

          Subject to our determination, foreign accounts receivable payable in the United States in U.S. dollars may be eligible accounts receivable if a letter of credit has been issued with respect to such foreign accounts receivable or credit insurance satisfactory to us covers them or we are otherwise satisfied with the creditworthiness of the account debtor and our ability to collect the foreign accounts receivable. Any advance rate with respect to foreign accounts receivable will be determined on an account by account basis. Canadian accounts are not
                                                     --------
          deemed foreign for purposes of this paragraph, but are subject to the eligibility criteria noted above.

     ii.  Inventory:  Loans of up to fifty percent (50%) of the value of
          ---------
          eligible raw materials and finished goods inventory of the Company, valued at the lower of cost or market, as determined by us, with cost determined under the first-in-first-out method. Eligible inventory will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible inventory will exclude work-in-process, consigned inventory, and those other items which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us. Loans of up to 25% on consigned inventory shall be subject to time limits to be agreed
             -------------------
          upon and our ability to file on said inventory.

          The inventory advance rates described above are subject to an appraisal, conducted at your expense, by independent appraisers acceptable to us.

     C.   Inventory Loan Limit:  The maximum amount of loans available in
          --------------------
          respect of eligible inventory shall not exceed $15,000,000 at any time, notwithstanding the total value of eligible inventory [and including for this purpose our reliance on eligible inventory to be acquired under commercial letters of credit opened by or through us under the letter of credit facility described below].

2.        LETTER OF CREDIT FACILITY
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     A.   Amount:  Letters of credit arranged through us ("LCs") of up to an
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          aggregate amount at any time outstanding of $1,000,000, included within the overall revolving line of credit.

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     B.   LC Reserves Against Availability: A reserve against the revolving
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          loans available of one-hundred percent (100%) of the amount of such
          LCs.

     C.   Letter of Credit Fee:  We shall receive a letter of credit fee at a
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          rate equal to two percent (2%) per annum on the daily outstanding balance of the LCs payable monthly in arrears. All applicable bank and opening charges will be in addition to our fee and charged to your loan account.

3.        TERM LOAN
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          A.   Amount:  A term loan of up to the lesser of: $7,000,000 or eighty
               ------
               percent (80%) of the orderly liquidation value of acceptable equipment, as determined by appraisals, conducted at your expense, by independent appraisers acceptable to us (the "Term Loan").

          B.   Amortization:  The Term Loan will amortize monthly on a sixty
               ------------
               (60) month straight line basis with the final payment due on the termination of the Credit Line.

4.        CROSS-COLLATERALIZATION:  GUARANTEES
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          A.   All of our loans shall be fully cross-collateralized, cross-
               defaulted, cross-terminated and, as applicable, cross-guaranteed.

5.        INTEREST RATE
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          The interest rate on loans shall be one percent (1%) per annum above the rate announced from time to time by CoreStates Bank, N.A., as its "prime rate" or at the Company's option, a rate of three and one-quarter percent (3.25%) per annum above the adjusted Eurodollar rate used by us. The adjusted Eurodollar rate will be calculated based on the average of rates of interest per annum at which the Philadelphia National Bank is offered deposits of U.S. dollars in the London interbank market adjusted by the reserve percentage prescribed by governmental authorities as determined by us. Collections shall be credited to the loan account of the Company on a daily basis, allowing one (1) business day after our receipt of an ACH transfer of funds into our payment account designated for such purpose.


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6.        FEES
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          All fees listed below are in addition to interest and other fees and charges provided for herein and may, at our option, be charged directly to any loan account(s) of the Company maintained with us.

     A.   Closing Fee:  We shall receive a closing fee of one percent (1%) of
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          the Credit Line for providing the credit facility outlined herein, earned and payable half at closing and half on the first anniversary. If, upon your request, we elect to issue a commitment letter, half of the closing fee shall be payable to us upon issuance of the commitment letter as a non-refundable commitment fee.

     B.   Servicing Fee: We shall receive a servicing fee of $4,000 for each
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          month or part thereof during the term of the arrangements. We shall reevaluate the amount charged under the Servicing Fee if and when the Company consolidates to fewer operating subsidiaries.

     C.   Unused Line Fee:  We shall receive an unused line fee of one-half
          ---------------
          percent (.5%) per annum on the difference between the average monthly balance of loans and LCs outstanding under the Credit Line and $37,500,000 payable monthly.

     D.   Early Termination Fee:  If the Credit Line is terminated for any
          ---------------------
          reason prior to three (3) years from the date of closing, we shall receive an early termination fee as follows:

     i. Two percent (2%) of the Credit Line if terminated on or prior to the first anniversary of the date of closing;

     ii. One percent (1%) of the Credit Line if terminated after the first anniversary and on or prior to the second anniversary of the date of closing, and

     iii. One-half percent (.5%) of the Credit Line if terminated after the second anniversary and prior to the third anniversary of the date of closing,

7.        TERM
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          The Credit Line shall be for a minimum term of three (3) years from the date of closing.


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8.    EXPENSES
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   A. You agree to pay all reasonable legal and closing expenses, including attorney's fees and disbursements, filing and search fees, appraisal fees and field examination expenses and per diem field examination charges, whether or not this transaction closes. We charge $650 per person per day for our field examiners in the field and in the office, plus travel, hotel and all other out-of-pocket expenses. All such expenses shall be paid to us upon demand, together with such advance funds on account of such expenses and charges as we may from time to time request. This paragraph shall survive the expiration or termination of this letter.

   B. If this transaction closes, you further agree to pay all of our out-of-pocket expenses and customary administrative charges incurred from time to time during the course of our financing arrangements, including, without limitation, expenses and per diem charges for recurring field examinations.

9.    DEPOSITS
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      As evidence of our mutual good faith, and in consideration of our having incurred and continuing to incur certain expenses in the expectation of establishing a lender/borrower arrangement between us and the Company, we request that you deposit with us $100,000 against our expenses. This amount, together with any other deposits at any time received by us from you will be:

   A. Returned to you, less the cost of our field examinations, legal fees and
      ---------------
      other expenses directly related to the loan application and credit review, if our credit approval of the proposed financing is not obtained;

   B. Retained by us, and credited to the loan account of the Company, less the
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      expenses described in paragraph (a) above, if the credit is approved and booked;

   C. Retained by us, as a fee in addition to expenses payable by you as set
      --------------
      forth above, if our credit approval of the proposed financing is obtained and the transaction does not close within forty-five (45) days from the date of such approval, whether as a result of your election not to do business with us or a failure to fulfill any of the conditions of the proposed financing as approved by us (which conditions shall not be materially different from this proposal). Notwithstanding the above, the amount to be retained by us under this paragraph, in addition to our actual expenses, shall be capped at $25,000.

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10.   OTHER INFORMATION AND CONDITIONS
      --------------------------------

      This proposal does not represent a commitment to lend. Our proposal is expressly subject to review of certain other information, satisfactory completion of our field examinations, credit investigations and analysis and approval by our credit committee. Such approval, if obtained at all, shall be contingent upon a closing taking place within forty-five (45) days thereafter, after which time this proposal will require reapproval by our credit committee even if we continue to work on this transaction. Such reapproval, if obtained, may result in different terms or conditions, or in a determination not to consummate the transaction.

      Communication to you of credit committee approval or reapproval shall not constitute a commitment to lend, unless expressly so stated in a commitment letter signed by us and you.

      In addition subject to such conditions as may be established in connection with the credit approval, we would anticipate that the closing of the Credit Line will be subject to the satisfaction, in a manner acceptable to us, of the following:

   A. The Company continuing to furnish us with all financial information, projections, budgets, business plans, cash flows and such other information as we reasonably request from time to time.

   B. Satisfactory legal review of the proposed transaction and loan structure by our counsel and execution of loan documents, all in form and substance satisfactory to us, including, but not limited to, a loan agreement, security agreements, UCC financing statements. Such loan documents will contain such provisions, representations, warranties, conditions, covenants and events of default as are satisfactory to us and our counsel.

   C. The excess availability under the lending formulas provided for above, subject to sublimits and reserves, shall be not less than $3,000,000 at the closing, after the payment of fees and expenses of the transaction and the application of the proceeds of the initial loans, and provided the accounts payable of the Company are then at a level and in a condition reasonably acceptable to us.

   D. No material adverse change in the business, operations, profits or prospects of the Company or in the condition of the assets of the Company shall have occurred since the date of our latest field examinations. The Company has discussed with us potential future consolidation of several medical equipment and dental equipment distribution channels, which may result in reserves and write-downs for the discontinuance of said channels.


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    E.  This transaction and the events contemplated herein must close by August
        1, 1996 or forty-five (45) days from the date of our credit approvals, whichever is earlier.

Unless accepted by you and as so accepted, received by us by the close of business in New York on June 24, 1996 with the deposit referred to above, this proposal shall expire at such time.

This letter is solely for your benefit and is not to be relied upon by any third party.

We look forward to continuing to work with you and your associates in this transaction.

                                       Very truly yours,

                                       CONGRESS FINANCIAL CORPORATION

                                       /s/ STEVEN A. STONE

                                       Steven A. Stone
                                       Senior Vice President




ACCEPTED ON THIS 19TH DAY OF JUNE, 1996
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MDT CORPORATION

By: /s/ Thomas M. Hein
    --------------------------
        Vice President Finance

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